Translation into English	Exhibit 3.97

3.97 SAC Panama S.A. Certificate/Article of Incorporation (one and the same)

REPUBLIC OF PANAMA

Province of Panama

TENTH NOTARY OFFICE OF THE DISTRICT

Atty. Noemi Moreno Alba

Notary Office

Calle 50 and Elvira Méndez El Ejecutivo Bldg.

Telephone: 223-9423	P.O. Box 6639-Z5
Fax: 223-9429	Panama City, Rep. of Panama

COPY
DEED No. 13.238	DATED JUNE 28, 1999

Formally recording the Certificate of Incorporation of the firm known as SAC PANAMA, S.A.

Carla Chu 8-709-379 – Legal Assistant
Sucre, Arias, Castro & Reyes
Ricausto Ruiz Ricausto Ruiz Ricausto Ruiz
363416
Roll 66173
Image 0002

Microfilmed

[signature]

Republic of Panama

Notarial Paper

[Stamp of the Republic of Panama	[seal of the Republic of Panama]
Tenth Notary Office]	235300-0199/1057

Tenth Notary Office of the Panama City District

PUBLIC DEED NUMBER THIRTEEN THOUSAND TWO HUNDRED THIRTY-EIGHT

(13,238)

FORMALLY RECORDING the Certificate of Incorporation of the company known as SAC PANAMA, S.A.

Panama City, June 28, 1999

In Panama City, capital of the Republic, seat of the Notarial District of the same name, on the twenty-eighth (28th) day of the month of June of the year nineteen hundred ninety-nine (1999), before me, NOEMI MORENO ALBA, Notary Public Ten of the Panama City District, with personal identity card number Seven-Thirty-seven-Seventy-eight (7-99-78),there appeared in person the following: THAYS HERRERA DE SALAS, female, Panamanian of legal age, married, an executive residing in this city, bearer of personal identity card number Eight-Three hundred sixteen-Sixty-one (8-316-61) and ELBA FERNANDEZ DE GARCIA, female, Panamanian of legal age, married, an executive residing in this city, bearer of personal identity card number Two-Seventy-two-Nine hundred forty-one (2-72-941), known to me, and they did turn over to me for recording in this Public Deed, which I do indeed record, a document consisting of six (6) pages containing the Certificate of Incorporation of the firm known as SAC PANAMA, S.A., which is transcribed in the copy of this Deed.

I informed the appearing parties that a copy of this Deed must be registered; and after same was read out to them in the presence of the attesting witnesses JORGE LUIS ESPINOSA ESPINOSA, personal identity card number Eight-Two hundred sixty-Nine hundred ninety-five (8-260-995), and ROBERTO DELGADO HERRERA, personal identity card number Eight-Four hundred twenty-nine-Eight hundred twenty-five (8-429-825), of legal age, residents of this City, known to me and qualified for this task, they did find it in order, gave their approval and signed it in witness thereof, along with the witnesses, before me, the certifying Notary.

THIS DEED BEARS THE NUMBER THIRTEEN THOUSAND TWO HUNDRED THIRTY-EIGHT

(13,238)

(Sgd) THAYS HERRERA DE SALAS	ELBA FERNANDEZ DE GARCIA

for SUCRE, ARIAS, CASTRO & REYES, Resident Agent, ERNESTO B. ARIAS — Jorge Luis Espinosa Espinosa — Roberto Delgado Herrera — NOEMI MORENO ALBA, Notary Public Ten.

CERTIFICATE OF INCORPORATION OF

SAC PANAMA, S.A.

The undersigned, THAYS HERRERA DE SALAS and ELBA FERNANDEZ DE GARCIA, of legal age and domiciled in Panama City, Republic of Panama, in order to organize a corporation pursuant to the provisions of the Panamanian Corporations Law hereby set forth, approve and constitute the following CERTIFICATE OF INCORPORATION:

ONE:	NAME AND LEGAL SYSTEM

The name of the company is: SAC PANAMA, S.A.

The company is organized pursuant to the existing laws of the Republic of Panama. The governing bodies of the company are: the Shareholders’ Meeting and the Board of Directors.

TWO:	PURPOSES

a) To contribute, assemble, or subscribe the capital necessary to promote, establish or develop enterprises or businesses, in particular the installation and operation of underwater fiber optic cables for telecommunications;

b) To subscribe or promote the subscription of, buy or own, hold or acquire by any other means and sell, trade, guarantee, assign, barter and transfer by any other means capital shares, credits, obligations, securities, certificates of participation, any other title or document of any company or legal entity, private, public or quasi-public and to exercise all rights, powers and privileges corresponding to same;

c) To enter into all types of contracts for its own account or for the account of others and in particular financial transactions or the administration of shares, credits, obligations, securities, certificates of participation and any other title or document or any company or legal person;

d) To lend or borrow money, with or without mortgage, pledge, real or personal guarantees; to open and maintain bank accounts of any type or form, in banks or financial institutions anywhere in the world;

e) To do whatsoever is necessary to develop the purposes enumerated in the Certificate of Incorporation or in its amendments or whatsoever may be necessary or appropriate for the protection and benefit of the company; and

f) To engage in any lawful business even if not similar to any of the purposes specified in the Certificate of Incorporation or in the amendments thereto.

THREE:	CAPITAL OF THE COMPANY

The authorized capital shall consist of FIVE HUNDRED (500) common shares, all without par value. The shares shall be REGISTERED.

The capital of the company shall be not less than the total amount represented by the shares with par value plus an amount determined with respect to each share without par value that is issued, and the sums which from time to time are incorporated into the capital of the company pursuant to a resolution or to resolutions of the Board of Directors. The Shareholders’ Meeting

may increase the capital of the company, change the quantity and face value of the shares and amend the rights and other provisions relative to the capital or shares of the company. All the shares of the same category are equal to one another, confer the same rights and are subject to the same obligations and restrictions. The Board of Directors shall authorize the issuance of shares of the company and shall arrange for their placement.

FOUR:	TERM AND DOMICILE

The company shall haves an indefinite term, unless it is legally dissolved by its shareholders or in accordance with the Law. The company’s domicile shall be Panama City, Republic of Panama.

FIVE:	RESIDENT AGENT

The Resident Agent of the company in the Republic of Panama is the professional law firm of SUCRE, ARIAS, CASTRO & REYES, with domicile in Panama City, Republic of Panama, which expressly accepts this designation.

SIX:	MEETINGS

The Shareholders’ Meeting, the Board of Directors and the Officers of the company may meet anywhere in the world.

a) There shall be a quorum and the Shareholders’ Meeting shall be able to convene when at least a majority of the issued shares are represented at the meeting. – b) There shall be a quorum and the Board of Directors shall be able to convene when at least a majority of the sitting members are present or represented. – c) Both the shareholders and the directors may be represented at the Shareholders’ Meeting or on the Board of Directors by proxies, provided the latter are appointed in writing, with the formalities required by law, the Certificate of Incorporation, the Bylaws and the Board of Directors of the company.

SEVEN:	SHAREHOLDERS’ MEETING

The Shareholders’ Meeting is the maximum authority of the Company, but in no event can it deprive the shareholders of the rights they have acquired. In the Shareholders’ Meeting, each share is entitled to one (1) vote and decisions shall be adopted by the consent of at least a majority of the shares represented at the respective meeting. The SHAREHOLDERS’ MEETING shall be called by the Chairman or by any one of the directors or officers of the company, and the notice of meetings shall be given by a notice to be published in one of the leading circulation newspapers in Panama City not less than ten (10) days in advance of the date of the meeting or by other means provided by Law or by the Bylaws of the company; unless all the shares issued and outstanding are presented and have waived prior notice.

EIGHT:	BOARD OF DIRECTORS

The powers of the company shall be exercised by the Board of Directors, absent a legal, convention or statutory provision to the contrary. The Board of Directors may confer general powers-of-attorney with the power to convey in any form all or part of the assets of the company, as well as to mortgage and pledge its assets to guarantee its own obligations of those of third parties. The Bylaws shall fix the number of directors, but failing this, the Shareholders’ Meeting shall do so tacitly when it holds each election. However, in no event shall the number of directors be fewer than three (3). On the Board of Directors, each director or proxy is entitled to one (1) vote and decisions shall be adopted with the consent of not less than a majority of the directors present or represented. It is not necessary to be a shareholder to be a director. If no elections for directors are held on the date indicated for that purpose, the current directors shall continue in office until such time as their successors have been elected.

NINE:	OFFICERS

The Bylaws shall determine the posts or positions of officers of the company, but failing that, the Board of Directors shall do so tacitly when it conducts the election. However, the company shall at all times have a President, a Vice President, a Secretary, a Comptroller and a Treasurer. One person may hold or fill two or more positions. The President of the Company is its legal representative and the Vice President shall substitute for him in his absence, the Secretary substituting in the absence of both of them. It shall not be necessary to be a shareholder or director to be an officer of the company.

TEN:	OFFICES AND BOOKS

The company may establish agencies, branches and offices anywhere in the world. The company may also keep its books in any place specified by its legal organs, either within or outside the Republic of Panama. However, the company may choose to keep its books, records and minutes by electronic means, pursuant to the provisions of Decree-Law Five (5) of nineteen hundred ninety-seven (1997).

ELEVEN:	INDEMNITY

No act, transaction or contract between this company and any other legal person shall be affected or invalidated by the fact that one or more shareholders, directors, officers or agents of this company is or are interested parties, are or may be shareholders, directors, officers of another legal person. No act, transaction or contract of this company shall be affected or invalidated by the fact that one or more shareholders, directors, officers or agents of this company may be a party to or have an interest in said act, transaction or contract. Any shareholder, director, officer or agent is hereby relieved of any restriction or liability that he or she may have for acts, transactions or contracts concluded by this company to the benefit of said persons or any other legal person in which they have or may have an interest. Any person that is a party to any action, suit, proceeding or litigation, in or out of court, because he or she is a director, officer or agent of the company, shall be saved harmless by the company. An exception to the provisions of this clause are cases where fraud is involved.

TWELVE:	BYLAWS AND AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

The Board of Directors may approve and amend the Bylaws of the company. The company, through its Board of Directors, reserves the right to amend this Certificate of Incorporation in accordance with the provisions of the laws of the Republic of Panama. The rights and powers conferred and not acquired are subject to this reservation.

TRANSITORY PROVISIONS

ONE: Until such time as the number of directors is determined, there shall be FOUR (4) directors. Until such time as the Shareholders’ Meeting elects other directors, the following shall hold office:

NAMES:

S. WALLACE DAWSON, JR.

ROBERT KLUG

IAN MCLEAN

JACKIE ARMOSTRONG

All domiciled at Wessex House Forty-five (45), Reid Street, Hamilton, Bermuda H.M twelve (12).

TWO: Until such time as the positions of officers are determined, the officers shall be as follows: President, Vice President, Secretary, Comptroller and Treasurer.

Until such time as the Board of Directors elects other officers, the officers and positions shall be as follows:

NAME	POSITION

S. WALLACE DAWSON, JR.	PRESIDENT
JACKIE ARMOSTRONG	VICE PRESIDENT
LORRAINE DEAN	SECRETARY
IAN MCLEAN	TREASURER
ROBERT KLUG	COMPTROLLER

THREE: Until such time as the Board of Directors determines otherwise, a Special Power-of-Attorney is hereby conferred on SUCRE, ARIAS, CASTRO & REYES to request from the respective units of the Republic of Panama, in the name of the company, the granting of the Government Concession that will permit the company to lay underwater telecommunications cables in Panamanian territorial waters up to the cable anchoring station on land, in accordance with the procedures and requirements stipulated in Law Thirty-five (35) of January twenty-nine (29) nineteen hundred sixty-three (1963) and corresponding regulations.

SUCRE, ARIAS, CASTRO & REYES shall be fully empowered to sign in the name of the company all public or private documents that may be necessary for the purposes of this Power-of-Attorney, in particular to receive, waive, substitute, accept and resume this power-of-attorney.

FOUR: The parties executing this Certificate of Incorporation, both domiciled in Panama City, Republic of Panama, hereby subscribe the following shares:

NAME:	SHARES:

THAYS HERRERA DE SALAS	ONE (1)
ELBA FERNANDEZ DE GARCIA	ONE (1)

IN WITNESS WHEREOF, we hereby sign and execute this CERTIFICATE OF INCORPORATION, in Panama City, Republic of Panama, on this twenty-eight (28th) day of the month of June, nineteen hundred ninety-nine (1999).

(Sgd) THAYS HERRERA DE SALAS	ELBA FERNANDEZ DE GARCIA

This is a true copy of the original, which I do hereby issue, seal and signed in Panama City on this twenty-eighth (28th) day of the month of June, nineteen hundred ninety-nine (1999). This Public Deed is set forth on eight (9) [sic] pages.

[signature] Naomi Moreno Alba

NAOMI MORENO ALBA
Notary Public Ten

PUBLIC REGISTRY OFFICE

PANAMA CITY

This document is hereby officially recorded at 02-46-42 [illegible] June 28, 1999, Volume 779, Page              Entry 6346 of the Log

[illegible] RICAUSTO RUIZ

Chief of the Log
Fees: B/60.00		[seal of the Republic of Panama]
(sgd) Catalina E. Colon

TO BE RECORDED
[signature]
Chief of Section	[seal of the Republic of Panama]

THE ABOVE DOCUMENT HAS BEEN LISTED IN THE PUBLIC REGISTER

Department:	(Commercial)
Fiche: 363416
Roll: 66173
Image: 0002
Fees: B./ 60.00
Panama City, June 30, 1999

[signature]
Chief of Microfilming